Exhibit 23.1

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2011, in the Registration Statement (Form S-4) and related Prospectus of RAAM Global Energy Company for the registration of $150,000,000 of 12.5% Senior Notes due 2015.

/s/ Ernst & Young LLP

Louisville, Kentucky

March 17, 2011